Exhibit 3.5.2

#345-009-5

KANSAS SECRETARY OF STATE
Contact Information	Kansas Limited Liability Company	CL
Kansas Secretary of State	Certificate of Amendment
Ron Thornburgh		53-14
Memorial Hall, 1st Floor
120 S.W. 10th Avenue	All information must be completed or this document will not be accepted for filing.
Topeka, KS 66612-1594
(785) 296-4564
kssos@kssos.org
www.kssos.org

1. Name of the limited liability company:
Raytheon Aircraft Parts Inventory and Distribution Company, LLC
Name must match the name on record with the secretary of state
I.D. # 3450095
2. The limited liability company amends its articles of organization as follows:	Do not write in this space

Article One of the Company’s Articles of Organization is hereby amended to read as follows:

“Article One: The name of the limited liability company is Rapid Aircraft Parts Inventory and Distribution Company, LLC (the “Company”).”

I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.

Executed on the	26	of	March	,	2007	.
	Day		Month		Year

Authorized Officer

Instruction Submit this form with the $35 filing fee. Notice: There is a $25 service fee for all returned checks.